Exhibit 10.5

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CANNLABS, INC.

SENIOR SECURED PROMISSORY NOTE

$________________	Issue Date: _______, 2014

For value received, CANNLABS, INC., a Nevada corporation (the “Company”), promises to pay to _______________ (the “Holder”), the principal sum of $250,000.00.  This Senior Secured Promissory Note (this “Note”) is being delivered to the Holder pursuant to the terms of that certain Note Purchase Agreement dated as of June __, 2014 by and among the Company, the Holder and the other “Purchasers” (as defined therein) thereunder (the “Purchase Agreement”) in return for readily available funds in the amount of the principal amount hereof.

This Note is one of a series of Senior Secured Promissory Notes containing substantially identical terms and conditions issued or to be issued pursuant to the Purchase Agreement.  Such notes are referred to herein as the “Notes,” and the holders thereof are referred to herein as the “Holders.”  Pursuant to that certain Security Agreement dated as of ______, 2014 by and among the Company, the Holders and the security agents identified therein (the “Security Agreement”), the amounts owed under this Note are secured by a security interest in all of the assets of the Company.  This Note is subject to the following additional terms and conditions.

1.           Definitions.  For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 40% of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the equity securities of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 60% of the aggregate voting power of the equity securities of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a three year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date hereof), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

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“Deemed Liquidation Event” shall mean: (i) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

Permitted Indebtedness” means the indebtedness evidenced by the Notes and any trade payables or payroll liabilities of the Company in an amount not to exceed $100,000 in any given month.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the business of the Company or any of its Subsidiaries, such as suppliers’, vendors’, carriers’, warehousemen’s and mechanics’ Liens, statutory workmen’s, repairmen’s and landlords’ Liens, and other similar Liens arising in the ordinary course of the business of the Company or any of its Subsidiaries, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clause (x) thereunder, and (d) Liens incurred in connection with Permitted Indebtedness under clause (y) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

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2.           Interest; Maturity Date; Premium.

  (a)           Interest.  Interest shall accrue from _______, 2014 on the unpaid principal amount of this Note at a rate equal to eight percent (8%) per annum, accruing on a daily basis (and calculated on the basis of a 360-day year).

  (b)           Maturity Date.  This Note will automatically mature and be due and payable on ________, 2016 (the “Maturity Date”).

3.           Payment Terms.

  (a)           General Terms of Payment.  All payments shall be made in lawful money of the United States of America at such place as the Holder may from time to time designate in writing to the Company.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

  (b)           Prepayment.  Any or all outstanding principal and interest under this Note may not be prepaid without the prior written consent of the Holder and provided that a proportionate percentage of the amount under all of the Notes is pre-paid at the same time.

4.           Events of Default.  The occurrence, after the date hereof, of one or more of the following events shall constitute an event of default hereunder (an “Event of Default”):

  (a)           the Company shall fail to make any payment due to the Holder under this Note or under any of the other Notes as and when due, whether on the Maturity Date, as a result of the occurrence of an Event of Default, or otherwise;

  (b)           the Company shall fail to observe or perform any other covenant or agreement required to be observed or performed by the Company under this Note, the Purchase Agreement or the Security Agreement, and such failure shall continue after the expiration of fifteen (15) days following the date on which the Company is notified in writing of such failure;

  (c)           any representation or warranty of the Company under this Note or the Purchase Agreement shall be false in any material respect when made;

  (d)           the Company shall default in the payment of any other obligation for borrowed money, which default is not cured within any grace or cure period applicable thereto;

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  (e)           the Company shall suffer one or more judgments for the payment of an aggregate amount in excess of One Hundred Thousand Dollars ($100,000);

  (f)            if the Company: (i) becomes bankrupt or generally fails to pay its debts as such debts become due; (ii) is adjudicated insolvent or bankrupt; (iii) admits in writing its inability to pay its debts; (iv) shall suffer a custodian, receiver or trustee appointed for it or substantially all of its property and if appointed without its consent, such custodian, receiver or trustee is not discharged within sixty (60) days; (v) makes an assignment for the benefit of creditors; or (vi) suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it, and if contested by it, not dismissed or stayed within sixty (60) days; or if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by the Company; or if any order for relief is entered relating to any of the foregoing proceedings; or if the Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing;

  (g)           the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five Trading Days; or

  (h)           the Company does not meet the current public information requirements under Rule 144

5.           Negative Covenants.  As long as any portion of this Note remains outstanding, unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a)         other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee of indebtedness for borrowed money, provided that the Company shall be permitted to incur indebtedness of up to $750,000 in the event that the Holder has defaulted on its obligations to purchase the Notes under Section 2.1 of the Purchase Agreement;

(b)         other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

(c)         amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(d)         repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents;

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(e)         repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness, other than the Notes and Permitted Indebtedness, other than regularly scheduled payments, as such terms are in effect as of the Original Issue Date or, as to Permitted Indebtedness hereafter incurred, as such terms are in effect at the time of incurrence, provided that such payments shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default exist or occur;

(f)          pay cash dividends or distributions on any equity securities of the Company other than the 8% Series A Convertible Preferred Stock;

(g)         enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum is otherwise required for board approval);

(h)         liquidate, dissolve, or wind-up the business and affairs of the Corporation or effect any Deemed Liquidation Event; or

(i)          enter into any agreement with respect to any of the foregoing.

6.           Transfer; Successors and Assigns.  The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company.

7.           Governing Law; Jurisdiction.  This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.  The Holder and the Company hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts of the State of Delaware for the purposes of any proceedings arising out of this Note.

8.           Notices.  Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient when and if provided in accordance with Section 7.8 of the Purchase Agreement.

9.           Amendments and Waivers.  No modification or waiver of any provision of this Note or consent or departure therefrom shall be effective unless in writing and approved by the Company and the Holder.

10.         Seniority.  The amounts due pursuant to the Notes shall be senior in priority to all other debts of the Company other than to any and all severance obligations, legal and accounting fees, such other necessary expenses (e.g., rent, taxes, utilities, salaries, etc.) (as determined by the Board of Directors in its sold discretion), and costs and expenses related to the sale of assets or capital stock of the Company and the orderly liquidation of the Company, which shall be senior in priority to the Notes and the Original Notes.

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11.         Loss of Note.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in case of loss, theft or destruction) an affidavit and indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of such Note, the Company will issue, in lieu thereof, a new Note of like tenor.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Senior Secured Promissory Note to be signed by its duly authorized officer and to be dated on the day and year first written above.

CANNLABS, INC.

By:
Name:
Title:

Address: 3888 E Mexico Ave., Suite B50
Denver, CO 80210
Facsimile: __________________